EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Skkynet Cloud Systems, Inc. of our report dated March 30, 2012, relating to our audit of the financial statements of Skkynet Cloud Systems, Inc. as of October 31, 2011 and October 31, 2010 and the related statements of operations, shareholders’ equity, and cash flows for the years ended October 31, 2011 and 2010. Our report dated March 30, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the inclusion of our firm as an expert in the prospectus.

/s/ Hood & Associates, CPAs, P.C.

Certified Public Accountants

June 25, 2012